SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
Amendment No. 2

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act
THIRD WAVE TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	39-1791034

(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
502 South Rosa Road, Madison, Wisconsin, 53719

(Address of principal executive office and zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to:
General Instruction A.(c), please check the following box.      ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to:
General Instruction A.(d), please check the following box ☒
Securities Act registration statement file number to which this form relates:            N/A
Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001 per share
Preferred Stock Purchase Rights

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURES

Third Wave Technologies, Inc. (the “Company”) amends its Registration Statement on Form 8-A, as amended on February 19, 2003 (the “Registration Statement”), as follows:
Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Preferred Stock Rights Agreement by and between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”), dated as of October 24, 2001, as amended on February 18, 2003 (the “Rights Agreement”).
     On June 8, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Hologic, Inc., a Delaware corporation (“Hologic”), and Thunder Tech Corp., a Delaware corporation and a wholly owned subsidiary of Hologic (“Merger Sub”).
     In connection with the Company’s execution of the Merger Agreement, on June 8, 2008 the Company and the Rights Agent executed an amendment to the Rights Agreement (the “Second Amendment”). The Second Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement, including, without limitation, the tender offer by Merger Sub for all outstanding shares of common stock of the Company (the “Tender Offer”), will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, neither Merger Sub nor Hologic will be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger any other transactions contemplated by the Merger Agreement, including, without limitation, the Tender Offer. If the Merger Agreement is terminated and the Merger abandoned, the Second Amendment will be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of the Second Amendment. If the Merger is completed, the Rights Agreement will expire immediately prior to the effective time of the Merger.
     The Second Amendment is filed as Exhibit 4.3 hereto and is incorporated herein by reference
Item 2. Exhibits.

4.1. Rights Agreement, dated as of October 24, 2001, between the Company and EquiServe Trust Company N.A., as Rights Agent, which includes the Form of the Certificate of Designation of the Series A Junior Participating Preferred Stock of the Company as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Sock as Exhibit C, is incorporated herein by reference to Exhibit 4.9 to the Company’s Current Report on Form 8-A Registration Statement, dated November 29, 2001.

4.2. Amendment No. 1, dated as of February 18, 2003, to Rights Agreement, dated as of October 24, 2001, between the Company and EquiServe Trust Company N.A., as Rights Agent, is incorporated by reference to Exhibit 4.2 to the Company’s to the Company’s Form 8-A Registration Statement, dated February 19, 2003.

4.3. Amendment No. 2 to the Rights Agreement, dated as of June 8, 2008, by and between he Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent, is incorporated by reference to the Current Report on Form 8-K filed by the Company on June 9, 2008.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 10, 2008	THIRD WAVE TECHNOLOGIES, INC. (Registrant)

	By:	/s/ Maneesh K. Arora

	Name:	Maneesh K. Arora
	Title:	Chief Financial Officer

Exhibit Index
4.1. Rights Agreement, dated as of October 24, 2001, between the Company and EquiServe Trust Company N.A., as Rights Agent, which includes the Form of the Certificate of Designation of the Series A Junior Participating Preferred Stock of the Company as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Sock as Exhibit C, is incorporated herein by reference to Exhibit 4.9 to the Company’s Current Report on Form 8-A Registration Statement, dated November 29, 2001.
4.2. Amendment No. 1, dated as of February 18, 2003, to Rights Agreement, dated as of October 24, 2001, between the Company and EquiServe Trust Company N.A., as Rights Agent, is incorporated by reference to Exhibit 4.2 to the Company’s to the Company’s Form 8-A Registration Statement, dated February 19, 2003.
4.3. Amendment No. 2 to the Rights Agreement, dated as of June 8, 2008, by and between he Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent, is incorporated by reference to the Current Report on Form 8-K filed by the Company on June 9, 2008.